Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement on Forms S-1 of our report dated June 6, 2025, with respect to the consolidated financial statements of Advent Technologies Holdings, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2024, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

The Woodlands, TX

August 18, 2025